Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 5, 2007, relating to the consolidated financial statements of UnitedHealth Group Incorporated and Subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs that describe that the accompanying 2005 and 2004 consolidated financial statements have been restated to reflect certain adjustments resulting from the Company’s historical stock option granting practices and that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment in 2006, discussed in notes 3 and 2, respectively, to the consolidated financial statements) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated and Subsidiaries for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 26, 2007